G. THOMAS BOWERS BECOMES CHAIRMAN OF
FIRST NIAGARA FINANCIAL GROUP, INC. AND FIRST NIAGARA BANK

LOCKPORT, N.Y., October 1, 2007 -- First Niagara Financial Group, Inc. (NASDAQ: FNFG), the holding company for First Niagara Bank, today announced G. Thomas Bowers assumed the role as Chairman of the Board of Directors of First Niagara Financial Group, Inc. and First Niagara Bank. As previously announced on May 15, 2007, the Company’s Board of Directors elected Mr. Bowers to serve as Chairman following the retirement of Chairman Robert G. Weber upon reaching the mandatory retirement age of 70 for directors under the Company’s bylaws.

Mr. Bowers, the former Chairman, President and Chief Executive Officer of Finger Lakes Bancorp, has served as a Director of First Niagara since the Company’s January 2003 acquisition of Finger Lakes Bancorp. He also has served as a member of First Niagara’s Executive and Audit Committees. Mr. Weber, a retired Managing Partner of KPMG LLP, served as Chairman of First Niagara’s Boards of Directors since August 2003 and as a Director of the Company since 1996.

Robert G. Weber, retired Chairman of First Niagara, commented, “It has been an honor and privilege to serve on First Niagara’s Board and to participate in the Company growing from a one market savings bank into a leading regional provider of diversified financial services throughout upstate New York. Tom’s exemplary service as a First Niagara Director and his significant executive level banking experience make him an excellent fit as the Company focuses on expanding its business and share in key upstate markets and becoming a high performing financial institution. I am pleased to have a leader of Tom’s caliber succeeding me and I know that the Board is looking forward to working with Tom in his expanded role as Chairman.”

Chairman G. Thomas Bowers commented on behalf of the Board of Directors, “Bob Weber performed an outstanding job as Chairman and as a Director contributing greatly to First Niagara’s extraordinary and successful growth during his 11 years on the Board. His business and accounting expertise and prudent counsel will be missed by the Company.”

Mr. Bowers is a former Director of the Federal Home Loan Bank of New York. Currently, he is a Director of First Capital Corporation headquartered in West Palm Beach, Florida and a member of the Advisory Boards of Catalyst Direct and Clover Capital, two privately held companies based in Rochester, N.Y.

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FNFG Chairman

Mr. Bowers served as Chairman, President and Chief Executive Officer of Finger Lakes Bancorp, Inc., the holding company for Savings Bank of the Finger Lakes, from June 1995 to January 2003. He also served as the CEO of the former Ithaca Bancorp from 1992 to 1994 and Columbia Banking from 1991 to 1992. Mr. Bowers has over 36 years banking experience at financial institutions in the Rochester and Finger Lakes markets of upstate New York.

A native of Rome, New York, Mr. Bowers graduated from the Lawrenceville School and received a Bachelor of Arts degree from Colgate University. He served as an officer in the United States Navy from 1966 to 1969.

Special Note - A photo of Mr. Bowers is available upon request, please contact leslie.garrity@fnfg.com.

Profile - First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $8.0 billion and deposits of $5.8 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 121 branches and Regional Market Centers across Upstate New York.

Forward-Looking Statements - This news release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contact

First Niagara
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer and Treasurer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528

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